Exhibit 99.2

Mobiquity’s AdCop™ Finds Ad Fraud Lurking Below the Floor

Beta Program Identifies Nearly 100% of Programmatic Media Below Bid Floor Pricing is Fraudulent

NEW YORK, May 30, 2019 (PR NEWSWIRE) -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), a leading technology provider in next generation programmatic advertising today released the initial observations from the Advangelists free AdCop™ beta program, exposing near 100% fraud in instances of bids placed below publisher’s established floor price.

Similar to a reserve bid price on eBay or other auction environments, all advertiser bids below the floor price should be rejected and the impression should remain unsold. “It was curious that we were even able to acquire impressions below the floor price, which lead us to investigate the nature of these impressions. We immediately observed a near 100% fraud rate, of spoofed publishers,” said Dean Julia, CEO Mobiquity Technologies, parent to wholly-owned subsidiary Advangelists, which created AdCop.

These initial findings have many implications on decisions made by publishers seeking to monetize their inventory, and advertisers seeking to attain the lowest rates for media. The AdCop beta program included 3 major advertising agency partners and observed the instance of fraud for dozens of their brands at the impression level. The program looks across the entire ecosystem of publishers, open RTB, mobile and video; finding the pervasiveness of fraud below the floor price to be indiscriminating.

“Recent published articles citing a decline in Ad Fraud simply is not warranted,” continued Mr. Julia. “Not only has the AdCop beta test confirmed that the fraudulent actors are actively moving to mobile and CTV ad platforms where fraud monitoring is harder to detect, our analysis also indiciates a prevalance of bad actors blatantly abusing basic floor price principles of the open exchanges is extremely high.”

Mr. Julia concluded, “The industry needs to maintain focus on fighting this at an impression level, not publisher level. Everyone is adversely affected, and the Advangelists technology can help address the issue head on.”

Mobiquity and Advangelists will maintain the free AdCop beta program for advertisers, but are exploring release of AdCop as a stand alone product.

For more information on the initial beta program findings visit: www.advangelists.com/adcop-beta-findings.

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, platform-as-a-Service (PaaS) company for data and advertising. Through Mobiquity Technologies’ wholly-owned Advangelists subsidiary (www.advangelists.com), the Company provides the world’s first ATOS (Ad Tech Operating System) of programmatic advertising technologies and precise mobile data insights on consumer behavior. Mobiquity also maintains the largest location database available to advertisers and marketers through their data services division. For more information email: press@mobiquitytechnologies.com.